Exhibit 5.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax:202-239-3333

May 15, 2020

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Re:	Offering of Senior Notes

Ladies and Gentlemen:

We have acted as counsel to Global Payments Inc., a Georgia corporation (the “Company”), in connection with the issuance and sale by the Company of $1,000,000,000 aggregate principal amount of its 2.900% Senior Notes due 2030 (the “Securities”) pursuant to an underwriting agreement, dated as of May 7, 2020 (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”). The Securities are to be issued under the Indenture dated as of August 14, 2019 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture No. 2 dated as of May 15, 2020 relating to the Securities (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

We are furnishing the opinion set forth below pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Securities and Exchange Commission (the “Commission”).

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by the board of directors of the Company and committees thereof, the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. Among other things, we have examined originals or copies of the following executed documents (the “Transaction Documents”):

(i)	the Underwriting Agreement;

(ii)	the Indenture;

(iii)	the global certificate(s) evidencing the Securities in the form delivered by the Company to the Trustee for authentication and delivery.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

May 15, 2020

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the Underwriting Agreement by the parties thereto, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification. Statements in this opinion letter regarding the valid existence and good standing of the Company in its state of incorporation are based solely upon the certificates provided by the Secretary of State of such state. For the purpose of such statements, we also have assumed that those certificates have remained correct and accurate since the dates thereof.

In rendering the opinions expressed below, we have assumed (i) the genuineness of all signatures on all documents (other than the signatures of the Company), (ii) the legal capacity and competence of all natural persons, (iii) the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic, certified, or photostatic copies and the authenticity of the originals of such documents, and (iv) the due authorization, execution and delivery of the Transaction Documents by all parties thereto, other than the Company, and that the Transaction Documents are the legal, valid and binding obligation of all parties thereto, other than the Company, enforceable against such parties in accordance with their respective terms.

We express no opinion herein as to any matter relating to the laws of any jurisdiction other than (i) the federal laws of the United States and (ii) the laws of the States of Georgia and New York.

Based upon the foregoing and subject to the other assumptions, exceptions, limitations and qualifications stated herein, we are of the opinion that the Securities have been duly authorized and executed by the Company and, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligation of the Company, such opinions are subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, (iv) the possible unenforceability under certain circumstances of provisions providing for exculpation, indemnification and contribution that are contrary to public policy, and (v) the possible unenforceability of severability provisions.

May 15, 2020

The opinion contained herein is limited to the matters expressly stated herein, and no opinion may be implied or inferred beyond the opinion expressly stated herein. The foregoing opinion is rendered as of the date hereof and we make no undertaking to supplement or update such opinions, if after the date hereof, factors or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Company’s Registration Statement on Form S-3ASR (No. 333-232933) related to the Securities, including information deemed to be a part thereof pursuant to Rule 430B of the Commission (the “Registration Statement”). We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Company’s prospectus supplement dated May 7, 2020 constituting a part thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

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Very truly yours,

/s/ Alston & Bird LLP
ALSTON & BIRD LLP

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